EXHIBIT 99.1

CSG selected by Charter as Billing Solution Provider of Choice for Residential and Small and Medium Business Internet, Video and Voice Customers

Denver, Nov. 3, 2021 – CSG® (NASDAQ: CSGS), the leader in innovative customer engagement, revenue management and payments solutions, today announced a six-year contract renewal and extension with Charter Communications (NASDAQ:CHTR). The deal marks a milestone in the nearly 25-year relationship as CSG’s revenue management platform becomes Charter’s billing solution of choice for its residential and small and medium business internet, video and landline voice customers.

“CSG’s partnership, willingness to innovate at the speed of our business, and operational reliability align well with how we operate,” said Cliff Hagan, executive vice president of customer operations, Charter Communications. “Our number one goal is to deliver the best experience for our customers, while also providing the best tools for our employees. CSG’s platform helps make both a reality.”

“CSG’s unwavering commitment to put our customers first and deliver results are what earned us the right to do more for Charter and become their provider of choice,” said Ken Kennedy, COO and president of revenue management, CSG. “This renewal is a testament to the dedication of our collective teams, who worked side-by-side, day in and day out to help bring Charter’s innovative products and meaningful experiences to its customers. CSG is proud and humbled by Charter’s continued confidence in us to serve and transform its business. We will keep investing in our people and solutions to deliver agile, game-changing technologies that ensure Charter and other leading brands are poised and ready for future growth.”

CSG is a leader in the Gartner Magic Quadrant for its Revenue and Customer Management solutions, which help companies around the world digitally transform their business to monetize and enable exceptional customer experiences. Through this transformation process, CSG empowers companies to focus on core business functions, reduce costs, and increase the reliability, scalability, security, and overall performance of their business and network operations to drive new revenues.

For more information on CSG revenue management, visit

https://www.csgi.com/capabilities/revenue-and-customer-management/.

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About CSG

CSG is a leader in innovative customer engagement, revenue management and payments solutions that make ordinary customer experiences extraordinary. Our cloud-first architecture and customer-obsessed mindset help companies around the world launch new digital services, expand into new markets, and create dynamic experiences that capture new customers and build brand loyalty. For nearly 40 years, CSG’s technologies and people have helped some of the world’s most recognizable brands solve their toughest business challenges and evolve to meet the demands of today’s digital economy with future-ready solutions that drive exceptional customer experiences. With 5,000 employees in over 20 countries, CSG is the trusted technology provider for leading global brands in telecommunications, retail, financial services and healthcare. Our solutions deliver real world outcomes to more than 900 customers in over 120 countries. To learn more, visit us at csgi.com and connect with us on LinkedIn and Twitter.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

Copyright © 2021 CSG Systems International, Inc. and/or its affiliates (“CSG”). All rights reserved. CSG® is a registered trademark of CSG Systems International, Inc. All third-party trademarks, service marks, and/or product names that are referenced in this document are the property of their respective owners, and all rights therein are reserved.

Contacts:

Tammy Hovey

Public Relations

+1 (917) 520-2751

tammy.hovey@csgi.com

John Rea

Investor Relations

+1 (210) 687-4409

john.rea@csgi.com